Exhibit 5.3

[BRUNINI, GRANTHAM, GROWER & HEWES, PLLC LETTERHEAD]

July 14, 2009

Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, AR 72762-6999

Re: Central Industries, Inc.

Ladies and Gentlemen:

We are issuing this letter in our capacity as local Mississippi counsel for and at the request of Central Industries, Inc., a Mississippi corporation (the “Opinion Guarantor”), in connection with the proposed registration by Tyson Foods, Inc., a Delaware corporation (the “Issuer”), of up to $810,000,000 in aggregate principal amount of the Issuer’s 10.50% Senior Notes due 2014 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about June 26, 2009, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer under the Exchange Notes will be guaranteed by certain subsidiaries of the Issuer, including the Opinion Guarantor, (the “Guarantors”) named within the Registration Statement (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (the “Indenture”), dated as of March 9, 2009, by and among the Issuer, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 10.50% Senior Notes due 2014, of which we understand $810,000,000 in aggregate principal amount is outstanding (the “Old Notes”) and the related guarantees from the Guarantors.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:

(i) the articles of incorporation, by-laws, or other governing instrument or statute of the Opinion Guarantor, as applicable, as those may have been amended and/or restated from time to time;

(ii) minutes and records of the Opinion Guarantor with respect to the issuance of the Exchange Notes and the Guarantees;

(iii) the Indenture;

(iv) the Registration Statement; and

(v) the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of March 9, 2009, among the Issuer, the Guarantors and the initial purchasers named therein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Opinion Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Opinion Guarantor. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Tyson Foods, Inc.

July 14, 2009

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Opinion Guarantor and others.

Based upon and subject to the assumptions, qualifications and limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes pursuant to the Registration Rights Agreement, the Guarantee of the Opinion Guarantor will be validly issued by the Opinion Guarantor and will be a binding obligation of the Opinion Guarantor.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

We do not express any opinion herein concerning any law other than the law of the State of Mississippi and the Mississippi Business Corporation Act (including all reported judicial decisions interpreting any of the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

Brunini, Grantham, Grower & Hewes, PLLC

/s/ Walter S. Weems